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Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        On May 14, 2002, the Company dismissed Arthur Andersen LLP as its independent auditor and appointed Ernst & Young LLP to replace Arthur Andersen. As a result of Arthur Andersen's liquidation, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this Registration Statement on Form S-3 of its audit report with respect to our financial statements as of December 31, 2001 and 2000 and for the years then ended. Under these circumstances, Rule 437a under the Securities Act permits us to file this Registration Statement on Form S-3 without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under this Registration Statement on Form S-3 made on or after the date of this Registration Statement on Form S-3. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

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  Exhibit 23.2